AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT


     This Amendment No. 1 to Purchase and Sale Agreement (the "Amendment") dated November 26, 1996, is by and among Polaroid Corporation, a Delaware corporation, with its principal place of business at 549 Technology Square, Cambridge, Massachusetts 02139 ("Seller"), SDI Holding Corp., a Delaware corporation, with its principal place of business at Glasgow Business Community, Building 600, Route 896, Newark, Delaware 19702 ("Parent"), Sterling Diagnostic Imaging, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation, with its principal place of business at Glasgow Business Community, Building 600, Route 896, Newark, Delaware 19702 ("Sterling"), and Sterling Dry Imaging Systems, Inc., a wholly-owned subsidiary of Sterling and a Delaware corporation with its principal place of business at Glasgow Business Community, Building 600, Route 896, Newark, Delaware 19702 ("Buyer").

                      W I T N E S S E T H, That:
                      - - - - - - - - - -
     WHEREAS, Buyer, Seller, Parent and Sterling entered into a Purchase and Sale Agreement dated October 30, 1996 (the "Agreement"), pursuant to which Seller has agreed to sell certain of its assets to Buyer and Buyer has agreed to purchase certain assets of Seller (the "Acquisition"); and

     WHEREAS, Seller, Buyer, Parent and Sterling desire to amend, modify and supplement the Agreement with respect to various other matters set forth herein;

     NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement and in reliance on the representations, warranties and covenants contained in this Agreement, Seller, Buyer, Sterling and Parent mutually covenant and agree as follows:

1.   Definitions.

     (a) All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     (b) Article 1 of the Agreement is hereby amended by deleting Sections 1.22, 1.38, 1.51 and 1.52 in their entirety and replaced in their entirety with the following:

          1.22    "Contracts"   means   the   U.S.   Contracts,    the
     International  Equipment  Contracts and  the  International  Film
     Contracts.

          1.38    "Film  Assets"  means  the  U.S.  Film  Assets  and   the
International Film Assets.

          1.51 "Inventory" means the U.S. Inventory and the International Inventory.

          1.52    "Inventory Value" means the book value of  the  U.S.
     Inventory  determined  in  accordance  with  GAAP  and   Seller's
     standard costing basis.

     (c) Article 1 of the Agreement is hereby amended by deleting Sections 1.25, 1.26, 1.29 and 1.39 in their entirety therefrom:

     (d) Article 1 of the Agreement is hereby further amended by adding the following definitions thereto. Seller, Buyer, Sterling and Parent intend that such definitions shall be placed in the appropriate alphabetical order within Article 1, that Article 1 shall be renumbered accordingly and that all cross-references to definitions within Article 1 shall be automatically changed.

          "International Assets" means the International Equipment Assets and the International Film Assets.

          "International Equipment Assets" has the meaning ascribed in
     Section 2.03 of this Agreement.

          "International Equipment Contracts" has the meaning ascribed in Section 2.03 of this Agreement.

          "International Equipment Machinery and Equipment" has the meaning ascribed in Section 2.03 of this Agreement.

          "International Equipment Permits" means all rights in and to product registrations and approvals and other rights granted by Non-United States Governmental Authorities used primarily with respect to the Equipment Product Line and listed on Schedule 1.29(b).

          "International  Film  Assets" has the  meaning  ascribed  in
     Section 2.04 of this Agreement.

          "International Film Contracts" has the meaning  ascribed  in
     Section 2.04 of this Agreement.

          "International  Inventory"  has  the  meaning  ascribed   in
     Section 2.03 of this Agreement.

          "U.S.  Assets" means the U.S. Equipment Assets and the  U.S.
     Film Assets.

          "U.S. Contracts" means the U.S. Film Contracts and the U.S. Equipment Contracts.

          "U.S.  Equipment Assets" has the meaning ascribed in Section
     2.01 of this Agreement.

          "U.S.  Equipment  Contracts" has  the  meaning  ascribed  in
     Section 2.01 of this Agreement.

          "U.S. Equipment Machinery and Equipment" has the meaning ascribed in Section 2.01 of this Agreement.

          "U.S. Equipment Permits" means all rights in and to product registrations and approvals and other rights granted by United State Federal and State Governmental Authorities used primarily with respect to the Equipment Product Line and listed on Schedule 1.29(a).

          "U.S. Film Assets" has the meaning ascribed in Section 2.02 of this Agreement.

          "U.S.  Film  Contracts" has the meaning ascribed in  Section
     2.02 of this Agreement.

          "U.S. Inventory" has the meaning ascribed in Section 2.01 of this Agreement.

2.   Assets.

     The parties to this Amendment desire to amend Article 2 of the Agreement to provide for the transfer of certain of the Assets from Subsidiaries of Seller to Subsidiaries of Sterling. In connection therewith, Article 2 of the Agreement is hereby deleted in its entirety and replaced in its entirety with the following:


                                  ARTICLE 2

                                   ASSETS
                                   ------

          Upon the terms and subject to the conditions contained in this Agreement, Seller agrees to grant, sell, convey, assign, transfer and deliver or, if applicable, cause its Subsidiaries to grant, sell, convey, assign, transfer and deliver unto Buyer or Subsidiaries of Sterling, as the case may be, and Buyer agrees to purchase, accept and take delivery of, or, if applicable, cause certain of Sterling's Subsidiaries to purchase, accept and take delivery of, unless otherwise expressly set forth herein, the following assets, unless otherwise indicated herein (hereinafter collectively referred to as the "Assets"):

          2.1 United States Equipment Assets. The assets owned by Seller, other than Laser Diode Assets, used primarily with respect to the Equipment Product Lines (hereinafter collectively referred to as the "U.S. Equipment Assets") including (a) the manufacturing equipment, manufacturing procedures, drawings and designs, bills of materials, tools, laboratory equipment, research items, computer hardware and other related equipment (the "U. S. Equipment Machinery and Equipment") described in
     Schedule 2.01(a) attached hereto, (b) except for the items disclosed in Schedule 2.01(d), which shall be considered U.S. Inventory, finished equipment, spare parts, service parts, and supplies (other than U.S. Inventory) at customer locations or in the possession of sales and service personnel to which Seller has retained title, wherever located, as set forth on Schedule 2.01(b), (c) except those not assignable under applicable law, the U. S. Equipment Permits, (d) the inventories of raw materials, feedstocks, stores, work in process, finished goods, spare parts, service parts, supplies and packaging materials held for use or generated with respect to the Equipment Product Lines, wherever located, including, without limitation, that set forth as Schedule 2.01(d) (the "U. S. Inventory"), (e) all rights and obligations under sales orders and contracts, purchase orders and contracts, distribution agreements, customer agreements, supply agreements, service agreements, development agreements, consulting agreements and other contracts or agreements (other than those relating to Equipment Intellectual Property Rights) described in Schedule 2.01(e), and all rights under express or implied representations and warranties from providers of goods or services with respect to the Equipment Product Lines (the "U. S. Equipment Contracts"), and (f) the rights delineated in the Intellectual Property Rights Agreement regarding the Equipment Intellectual Property Rights.

          2.2 United States Film Assets. The following assets owned by Seller (hereinafter collectively referred to as the "U. S. Film Assets"): (a) all rights and obligations under sales orders and contracts, distribution agreements, marketing related consulting agreements and customer agreements (other than those relating to Film Intellectual Property Rights) described in
     Schedule 2.02, (the "U. S. Film Contracts") and (b) the rights delineated in the Intellectual Property Rights Agreement related to the Film Intellectual Property Rights.

          2.3 International Equipment Assets. The assets owned by a Subsidiary of Seller and used primarily with respect to the Equipment Product Lines (hereinafter collectively referred to as the "International Equipment Assets") including (a) the manufacturing equipment, manufacturing procedures, drawings and designs, bills of materials, tools, laboratory equipment, research items, computer hardware and other related equipment (the "International Equipment Machinery and Equipment") described in Schedule 2.03(a) attached hereto, (b) except for the items disclosed in Schedule 2.03(d), which shall be considered Inventory, finished equipment, spare parts, service parts, and supplies (other than Inventory) at customer locations or in the possession of sales and service personnel to which any Subsidiary of Seller has retained title, wherever located, as set forth on
     Schedule 2.03(b), (c) except those not assignable under applicable law, the International Equipment Permits, (d) the inventories of raw materials, feedstocks, stores, work in process, finished goods, spare parts, service parts, supplies and packaging materials held for use or generated with respect to the Equipment Product Lines, including, without limitation, that set forth as Schedule 2.03(d) (the "International Inventory"),
     (e) all rights and obligations under sales orders and contracts, purchase orders and contracts, distribution agreements, customer agreements, supply agreements, service agreements, development agreements, consulting agreements and other contracts or agreements (other than those relating to Equipment Intellectual Property Rights) described in Schedule 2.03(e), and all rights under express or implied representations and warranties from providers of goods or services with respect to the Equipment Product Lines (the "International Equipment Contracts").

          2.4 International Film Assets. The following assets owned by a Subsidiary of Seller (hereinafter collectively referred to as the "International Film Assets"): all rights and obligations under sales orders and contracts, distribution agreements, marketing related consulting agreements and customer agreements (other than those relating to Film Intellectual Property Rights) described in Schedule 2.04, (the "International Film Contracts").

3.   Purchase Price.

     The  parties  to this Amendment desire to amend Sections  3.01,  3.04,
3.07 and 3.08 of the Agreement to provide for the transfer of certain of the Assets from Subsidiaries of Seller to Subsidiaries of Sterling. In connection therewith, Sections 3.01, 3.04, 3.07 and 3.08 are hereby deleted in their entirety and are hereby replaced in their entirety with the following:

         3.1 Assumption of Liabilities. Except as provided in Section 3.02, Buyer shall assume and agree to pay, discharge and perform when due all obligations (whether known or unknown, fixed or contingent) to the extent (but only to the extent) that they relate to events or conditions arising after the Closing under the U.S. Contracts assigned by Seller to Buyer in accordance with this Agreement (the "Assumed Liabilities"), including, but not limited to, (i) obligations to sell products and equipment under such U. S. Contracts, (ii) warranty obligations under such U.S. Contracts with respect to goods sold or services rendered under such U. S. Contracts, and (iii) obligations to service equipment purchased or leased from Buyer after the Closing Date, unless a U. S. Contract is terminated by the other party thereto due to an improper assignment by Seller or its Subsidiaries; provided that, upon receipt of an invoice from Buyer, Seller or its Subsidiaries shall promptly reimburse Buyer or its Affiliates (a) for all costs and expenses incurred by Buyer or Buyer's Affiliates in performing the obligations set forth in subsection (ii) above with respect to Laser Imagers and Laser Film sold by Seller prior to the Closing Date, and (b) in an amount equal to the pro rata revenues received by Seller for the performance by Buyer or its Affiliates of equipment service on equipment purchased or leased from Seller or its Subsidiaries prior to the Closing Date.

         3.04 Initial Inventory Value. The Parties have agreed that the initial Inventory Value as of September 30, 1996, is $29,209,875 (the "Initial Inventory Value"). The Initial Inventory Value multiplied by 95% is $27,749,382, and such amount shall be referred to herein as the "Estimated Initial Inventory Value."

        3.07 Sales, Use, Transfer and Similar Taxes and Charges. Seller shall bear and pay all sales, use or stamp taxes and any transfer, transfer gain, documentation, gross receipts, custom duties, value added, withholding tax, recording, filing and registration fees and other taxes and charges, as well as all interest and penalties thereon payable upon or with respect to the sale or transfer of the U. S. Assets by Seller to Buyer pursuant to this Agreement (collectively the "Transfer Charges"). Notwithstanding the foregoing, Buyer shall be required to pay all Transfer Charges for which a refund, recoupment or credit is available to Buyer, and Buyer shall be entitled to obtain and keep such refund, recoupment or credit; provided, however, that Seller shall reimburse Buyer for any Transfer Charges paid by Buyer for which a refund, recoupment or credit is available but which is not recovered or recouped by Buyer within twelve (12) months of the Closing Date. If Buyer thereafter receives a refund, recoupment or credit of all or any portion of any Transfer Charge for which Seller has reimbursed Buyer, Buyer shall reimburse Seller in an amount equal to such refund, recoupment or credit. Subject to the foregoing sentence, to the extent any applicable law or regulation imposes upon a Party the obligation to pay Transfer Charges to be borne by a Party pursuant to the preceding sentences and such Transfer Charges are paid by such other Party, the Party responsible for such Transfer Charges pursuant to the two preceding sentences shall promptly reimburse such paying Party therefor upon receipt of such paying Party's invoice for the amount of such payments.

        3.08 Purchase Price Adjustment. In the event there shall be an inaccuracy in any of the representations or warranties of Seller or a breach by Seller of one or more covenants to be performed by Seller prior to Closing or an inaccuracy in any of the representations or warranties of any Subsidiary of Seller or a breach by a Subsidiary of Seller of one or more covenants to be performed by such Subsidiary herein or in any documents executed by such Subsidiary in connection with the transactions contemplated hereby, which inaccuracy or breach is Material and such inaccuracy or breach does not constitute a failure of the conditions to Buyer's or its Subsidiaries' obligations to close as set forth in
    Section 12.02(a), or there shall be a Material loss or damage to any of the Assets as a result of fire or other casualty and Seller does not elect to restore such Assets as provided in Section 8.09, the Parties shall use all reasonable efforts to agree prior to Closing to a downward adjustment to the Purchase Price in an amount equal to the decline in value of any of the Assets resulting from such inaccuracy, breach, loss or damage. In this regard, the decline in value shall be on a dollar-for-dollar basis for balance sheet items and, with respect to other items affecting value, shall be as mutually agreed by the Parties. If the Parties are unable to agree on the amount of the Purchase Price adjustment prior to Closing, and all of the conditions to the obligations of the Parties to close have been satisfied or waived, the Parties shall proceed to close the transaction contemplated hereby and the disagreement regarding the amount of the Purchase Price adjustment shall be resolved in accordance with the dispute resolution procedure described in Section 3.05(b), with the 30-day period referred to in the first sentence thereof beginning on the Closing Date. Once such disagreement is resolved, Seller, or its Subsidiary, as the case may be, shall then pay to Buyer, or its Subsidiary, as the case may be, the amount of such adjustment, if any, with interest at the rate provided in Section 3.05(d)(i) from the Closing Date through the date of payment. Notwithstanding anything herein to the contrary, no downward adjustment in the Purchase Price shall be made under this Section 3.08 to the extent that the amount thereof is subject to adjustment under the Inventory evaluation procedures elsewhere in this Article 3.

4.   Tax Allocation.

    The parties to this Amendment desire to amend Section 3.03(c) of the Agreement to delete the concept of an agreed allocation of the Purchase Price among the various categories of Assets and other rights to be transferred pursuant to or otherwise acquired by Buyer pursuant to the Agreement. In connection therewith, Paragraph (c) of Section 3.03 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

          (c) Buyer and Seller each intend that the transaction contemplated by this Agreement constitutes a taxable sale of the Assets by the Seller and a purchase of the Assets by the Buyer, and Buyer and Seller shall report such transaction on all of their income tax returns in a manner consistent with such intention. Buyer and Seller shall each separately bear any risks associated with the income tax characterization of such transaction.

5.   Seller's Representations and Warranties.

    The parties to this Amendment desire to amend Article 4 of the Agreement to include Subsidiaries of Seller within the representations and warranties of Seller. In connection therewith, Article 4 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:


                              ARTICLE 4

                SELLER'S REPRESENTATIONS AND WARRANTIES
                ---------------------------------------

        Seller represents and warrants to Buyer, Sterling and Parent that as of the date of this Agreement and the Closing Date:

        4.01 Organization; Good Standing. Seller and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each of them has full corporate power and authority to own, operate and maintain the Assets as now being owned and operated by it. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Seller Related Documents and to perform its obligations hereunder and thereunder. Seller and its Subsidiaries have full corporate power and authority to execute the other agreements contemplated in this Agreement to which any of them is a party and to perform their respective obligations thereunder. Seller is duly qualified or licensed to transact business in all of the jurisdictions in which such qualification or licensing is required, except where the failure to be so qualified or licensed would not be Material.

        4.02 No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance of each of the Seller Related Documents by Seller and the execution, delivery and performance of any other agreements contemplated in this Agreement by Seller or any of its Subsidiaries and the consummation of the transactions contemplated by this Agreement, the Seller Related Documents and such other agreements by Seller or any of its Subsidiaries, as applicable, will not:

              (a) violate any provision of the Certificate of Incorporation, Bylaws or similar constitutional documents of Seller or any of its Subsidiaries or any law, regulation, ordinance, statute, rule, order, judgment, writ, ruling, award, edict or decree of any Governmental Authority by which Seller or any of its Subsidiaries or any of the Assets may be bound or otherwise affected; or

              (b) conflict with, result in a breach of the terms and conditions of or violation of, or result in the imposition of any Lien on or with respect to any of the Assets as a result of the provisions of, or cause a default or termination under, any mortgage, indenture, loan agreement, lease, commitment, agreement or other instrument to which Seller or any of its Subsidiaries is a party or by which it or any of the Assets may be bound or affected.

        4.03 Authorization; Binding Effect. Seller has full power and authority to perform the provisions of this Agreement and the Seller Related Documents. Seller and its Subsidiaries have full power and authority to perform the provisions of any other agreement contemplated in this Agreement to which any of them is a party, and this Agreement constitutes, and the Seller Related Documents and such other agreements when executed and delivered by Seller or its Subsidiaries, as the case may be, pursuant to the terms hereof, will constitute, the legal, valid and binding obligations of Seller or its Subsidiaries, as the case may be, enforceable against Seller or its Subsidiaries, as the case may be, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        4.04 Litigation and Investigations. Except as may be disclosed in Schedule 4.04 or in the Intellectual Property Rights Agreement, there is no litigation, action, investigation,
    administrative   or  judicial  complaint,  notice   of   violation,
    grievance, demand, controversy, audit, claim or proceeding (collectively referred to as "Proceedings") by or before any court, arbitration panel, governmental or quasi-governmental agency, tribunal, department, commission, board, bureau, agency or instrumentality of the United States, any foreign jurisdiction, any state, province or political subdivision thereof or other Person or body acting in an arbitration, regulatory or judicial capacity (collectively referred to as "Governmental Authorities") or brought or made by any third party (including employees, former employees, their dependents and beneficiaries and any party representing any of them) pending or, to the knowledge of Seller or its Subsidiaries, threatened against Seller or any of Seller's Subsidiaries as a result of their ownership, use, maintenance or operation of any of the Assets or contesting the rights of Seller or any of its Subsidiaries in and to any of the Assets, or relating to the limitation or revocation (or the expiration) of any Equipment Permits, or against the Seller 401(k) Plan or the Seller Pension Plans or any fiduciaries thereof in their capacities as such for any reason whatsoever and neither Seller nor any of its Subsidiaries has received any notice from any Person or
    Governmental Authority threatening to institute same. The ownership, use, maintenance and operation of the Assets and the Seller 401(k) Plan and the Seller Pension Plans are not subject to any injunction, order, judgment, writ or decree.

        4.05 Title to Property. Seller or one of its Subsidiaries, as the case may be, has good, clear and marketable title to each of the Assets, free and clear of any and all liens, charges, pledges, filed or unfiled liens related to Taxes, mortgages, security interests, deeds of trust, leases, licenses, burdens, restrictions and other encumbrances (collectively, the "Liens") except for statutory Liens of lessors, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law for sums not yet delinquent and other Liens described in Schedule 4.05, or, as to the Intellectual Property Rights, as described in the Intellectual Property Rights Agreement. None of the Assets are leased from a third party, and, except to the extent not Material, no third party has any option or right of first refusal to purchase all or any part of the Assets.

        4.06 Contracts and Other Agreements and Instruments. True and correct copies of the Contracts and the Equipment Permits have been made available to Buyer for review, at Seller's or Seller's Subsidiaries' present repositories for the same. No other party to or grantor of any Contract or Equipment Permit has given written notice to Seller or any of its Subsidiaries that it considers Seller or any of its Subsidiaries to be in breach thereof. Neither Seller nor any of its Subsidiaries nor any other party thereto or grantor thereof is in default under, in breach of or in violation of (and no condition exists that, with notice or lapse of time or both, would constitute such a default, breach or violation) any Contract or Equipment Permit.


        4.07 Compliance with Laws; Governmental Consents.

              (a) Seller and its Subsidiaries have obtained and maintained all permits required by any applicable law, rule or regulation or Governmental Authorities or necessary or appropriate for Seller or its Subsidiaries to own, occupy, operate and/or maintain the Assets as being, owned, operated, maintained and used on the date of this Agreement and the Closing Date, the absence of which would be Material.

              (b) Except for an H-S-R Filing and except as set forth in Schedule 4.07(b), no consent, authorization, or approval of, or exemption by, or filing with, any Governmental Authorities or self-regulatory body or authority or any non-governmental third party is required in connection with the execution, delivery and performance by Seller of this Agreement or of any of the Seller Related Documents, or by Seller or any of its Subsidiaries of any agreement contemplated in this Agreement or the taking by Seller or any of its Subsidiaries of any action herein or therein contemplated.

        4.08 Brokers or Finders. Neither Seller nor any of its Subsidiaries has incurred an obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement or any agreement contemplated in this Agreement and for which Buyer or any of its Affiliates will be responsible.

        4.09 Labor and Employment Matters. With respect to the employees of Seller and its Subsidiaries associated with any of the Assets, neither Seller nor any of its Subsidiaries has entered into any collective bargaining agreements or other contracts with a labor union, contingent or otherwise, such employees are not subject to any collective bargaining agreements or other contracts with a labor union, contingent or otherwise, nor are any such employees, in their capacities as employees, represented by any labor union. With respect to employees of Seller and it Subsidiaries associated with any of the Assets, neither Seller nor any of its Subsidiaries has experienced a work stoppage, organizational effort or other Material labor disturbance within the past three years. To the best knowledge of Seller or any of its Subsidiaries, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any of the employees of Seller or any of its Subsidiaries associated with any of the Assets.

        4.10  Completeness of Certain Assets.  Except as set  forth  in
    Schedule 4.10, the Assets being transferred to, or the rights to which are being granted or made available to, Buyer or its Subsidiaries pursuant hereto or to any agreement contemplated in this Agreement include all assets primarily used by Seller or any of its Subsidiaries in the operation of the Equipment Product Lines.

        4.11 Maintenance. The Assets currently in use have been properly maintained in accordance with normal industry practice and are in operating condition and repair (subject to normal wear and tear) such that they are capable of being used without present need for repair, replacement or modification or the addition of equipment, except in the ordinary course of business.

        4.12 Requested Financial Statements. The Requested Financial Statements will be prepared in accordance with GAAP consistently applied and will be complete and correct and will fairly present, in all material respects (to the extent covered thereby), the revenues, expenses, cash flows, assets, liabilities and other matters required to be set forth therein for the periods indicated. Buyer will not make any change in the Requested Financial Statements without the prior consent of Seller, which shall not be unreasonably withheld.

        4.13 Securities Matters.

              (a) Seller acknowledges that the Buyer Preferred Stock, the Parent Preferred Stock, the Parent Common Stock, the Parent Stockholder Options, the Buyer Common Stock and the common stock of Parent transferred to Seller upon exercise of the Parent Stockholder Options (the "Option Stock") have not been registered under the Securities Act of 1933, as amended and applicable state securities laws (collectively the "Acts") in reliance on available exemptions from the registration requirements thereof. The Buyer Preferred Stock, the Parent Preferred Stock, the Parent Common Stock, the Parent Stockholder Options, the Buyer Common Stock and the Option Stock are sometimes collectively referred to herein as the "Securities."

              (b) Seller has had access to and an opportunity to inspect all relevant information relating to Buyer, Parent and
    Sterling sufficient to enable Seller to evaluate the merits and risks of its acquisition of the Securities. Seller also has had the opportunity to ask questions and receive answers respecting, and to obtain such additional information as Seller has desired regarding, the business, financial condition and affairs of Buyer, Parent and Sterling.
              (c) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of its acquisition of the Securities.

              (d) Seller's acquisition of the Securities is and the acquisition by Seller of the Option Stock upon exercise of the Parent Stockholder Options will be, for Seller's own account for investment purposes, and without a view to, or for offer or sale on behalf of Buyer, Sterling or Parent or any of the existing stockholders of Parent in connection with, the distribution thereof or any portion thereof. Seller is not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

              (e) Seller understands that the Securities must be held for an indefinite period of time unless subsequently registered under the Acts or exemptions from the registration requirements thereof are available.

              (f) Seller has been advised by Buyer and Parent that (i) Rule 144 under the Securities Act at present is not applicable to the Securities and (ii) registration under the Acts or exemptions from the registration requirements thereof will be required for any subsequent sale or other distribution of the Securities.

        4.14 Employee Benefits. There are no liabilities, breaches, violations or defaults under any plan, arrangement or contract sponsored or maintained by Seller or any of its Subsidiaries under which any Transferred Employee is entitled to any benefit that would subject Buyer, Sterling, Parent or their respective Subsidiaries or their respective employee benefit plans or any fiduciaries thereof to any taxes, penalties or other liabilities.

        4.15 Investment Company; Public Utility. Neither Seller nor any of its Subsidiaries is an "investment company" or a company "controlled" by an investment company (as defined in the Investment Company Act of 1940, as amended) or a "holding company" or a "public utility" (as defined in the Public Utility Holding Company Act of 1935, as amended).

        4.16 No Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER RELATED DOCUMENTS OR ANY OTHER AGREEMENTS CONTEMPLATED IN THIS AGREEMENT, NEITHER SELLER NOR ANY SUBSIDIARY OF SELLER NOR ANY AGENT OR REPRESENTATIVE OF SELLER OR ANY SUBSIDIARY OF SELLER HAS MADE, AND NEITHER SELLER NOR ANY SUBSIDIARY OF SELLER IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE ASSETS OR ANY PART THEREOF, AND WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER RELATED DOCUMENTS OR ANY OTHER AGREEMENTS CONTEMPLATED IN THIS AGREEMENT, NEITHER SELLER NOR ANY SUBSIDIARY OF SELLER IS LIABLE FOR OR BOUND BY (AND NONE OF BUYER, STERLING OR PARENT HAS RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR ANY OTHER INFORMATION RESPECTING ANY PORTION OF THE ASSETS FURNISHED BY SELLER OR ANY SUBSIDIARY OF SELLER OR ANY EMPLOYEE, AGENT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER OR ANY SUBSIDIARY OF SELLER. BUYER ACKNOWLEDGES THAT THE OPERATION OF THE ASSETS IN THE PAST HAS PRODUCED LOSSES AND THAT NO REPRESENTATION IS MADE BY SELLER OR ANY SUBSIDIARY OF SELLER AS TO THE FUTURE SUCCESS OR PROFITABILITY OF THE ASSETS OR THE PRODUCTS PRODUCED THEREBY.

6.   Authorized Shares of Buyer.

    The parties to this Amendment desire to amend Section 5.01(c)(i)of the Agreement to delete the language regarding the possibility of increasing the number of authorized shares of capital stock of Buyer. In connection therewith, Paragraph (c)(i) of Section 5.01 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

              (c)(i) The entire authorized capital stock of Buyer consists of 54,500 shares, of which 2,000 shares are common stock, $0.01 par value per share, and 52,500 shares are preferred stock, par value $0.01 per share, of which, prior to giving effect to the issuance of the Buyer Common Stock and the Buyer Preferred Stock, 1,000 shares of common stock and none of the shares of preferred stock are validly issued and outstanding, fully paid and non-assessable.

7.   Representations and Warranties of Sterling.

    The parties to this Amendment desire to amend Sections 5.02 and 5.04 of the Agreement to include Subsidiaries of Sterling in the representations and warranties of Sterling and Parent. In connection therewith, Sections 5.02 and 5.04 are hereby deleted in their entirety and are hereby replaced in their entirety with the following:

        5.02 Representations and Warranties Regarding Sterling. Sterling and Parent jointly and severally represent and warrant to Seller that as of the date of this Agreement and the Closing Date:
              (a) Sterling and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation and each of them has full corporate power and authority to execute and deliver this Agreement, each of the Buyer Related Documents and each other agreement contemplated in this Agreement to which they are a party and to perform their respective obligations hereunder and thereunder. Sterling is duly qualified or licensed to transact business in all of the jurisdictions in which such qualification or licensing is required, except where the failure to be so qualified or licensed would not be Material.

              (b) Sterling and its Subsidiaries have full power and authority to perform the provisions of this Agreement, the Buyer Related Documents and each other document contemplated in this Agreement to which they are a party, and this Agreement constitutes, and the Buyer Related Documents and the other documents contemplated in this Agreement, when executed and delivered by Sterling or its Subsidiaries, as the case may be, pursuant to the terms hereof, will constitute, the legal, valid and binding obligations of Sterling or its Subsidiaries, as the case may be, enforceable against Sterling or its Subsidiaries, as the case may be, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

              (c) (i) The entire authorized capital stock of Sterling consists of 11,000 shares, of which 10,000 shares are common stock, $0.01 par value per share, and 1,000 shares are preferred stock, par value $0.01 per share, of which 1,000 shares of common stock and none of the shares of preferred stock are validly issued and outstanding, fully paid and non-assessable.

                   (ii) Sterling has acquired the 1,000 shares of common stock of Buyer solely in consideration of services rendered, and not for any cash or property, and as of Closing, such shares may be transferred to Parent.

              (d) The execution, delivery and performance of this Agreement by Sterling, the execution, delivery and performance of each of the Buyer Related Documents by Sterling to which it is a party and the execution, delivery and performance of any other agreements contemplated in this Agreement by Sterling or any of its Subsidiaries and the consummation of the transactions contemplated by this Agreement, each of the Buyer Related Documents to which Sterling is a party and any other agreements contemplated by this Agreement will not:

                   (i) violate any provision of the Certificate of Incorporation, Bylaws or similar constitutional documents of Sterling or any of its Subsidiaries or any law, regulation, ordinance, statute, rule, order, judgment, writ, ruling, award, edict or decree of any Governmental Authority by which Sterling or any of its Subsidiaries may be bound or otherwise affected; or

                   (ii) except as set forth on Schedule 5.02(d)(ii), conflict with, result in a breach of the terms and conditions of or violation of, or result in the imposition of any Lien on or with respect to the business of Sterling or any of its Subsidiaries as a result of the provisions of, or cause a default or termination under, any mortgage, indenture, loan agreement, lease, commitment, agreement or other instrument to which Sterling or any of its Subsidiaries is a party or by which it or any of its business may be bound or affected.

              (e) (i) Except as set forth in Schedule 5.02(e)(i), there are no Proceedings pending or, to the best knowledge of Sterling, the Subsidiaries of Sterling, and Parent, threatened against or affecting Sterling or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authorities having jurisdiction over Sterling or any of its Subsidiaries or brought by any third party that might reasonably be expected, individually or in the aggregate, to affect Materially the business, financial condition or results of operation of Sterling or any of its Subsidiaries.

                   (ii)  Except for an H-S-R Filing and except  as  set
    forth in Schedule 5.02(e)(ii), no consent, authorization, or approval of, or exemption by, or filing with, any Governmental Authorities or self-regulatory body or authority or any non-governmental third party, the absence of which would be Material, is required in connection with the execution, delivery and performance by Sterling of this Agreement or of any of the Buyer Related Documents to which it is a party or in connection with the execution, delivery and performance of any agreements contemplated in this Agreement by Sterling or any Subsidiary of Sterling or the taking of any action herein or therein contemplated.

              (f) Neither Sterling nor any of its Subsidiaries has incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement or any agreement contemplated in this Agreement for which Seller will be responsible.

              (g) Neither Sterling nor any of its Subsidiaries is an "investment company" or a company "controlled" by an investment company (as defined in the Investment Company Act of 1940, as amended) or a "holding company" or a "public utility" (as defined in the Public Utility Holding Company Act of 1935, as amended).
        5.04 No Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER RELATED DOCUMENTS OR ANY OTHER AGREEMENTS CONTEMPLATED IN THIS AGREEMENT, NEITHER BUYER, STERLING, PARENT NOR ANY SUBSIDIARY OF STERLING NOR ANY AGENT OR REPRESENTATIVE OF BUYER, STERLING, PARENT OR ANY SUBSIDIARY OF STERLING HAS MADE, AND BUYER, STERLING AND PARENT ARE NOT LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AND WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER, STERLING AND PARENT ARE NOT LIABLE FOR OR BOUND BY (AND SELLER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR ANY OTHER INFORMATION RESPECTING ANY PORTION OF THIS AGREEMENT FURNISHED BY BUYER, STERLING, PARENT OR ANY SUBSIDIARY OF STERLING OR ANY EMPLOYEE, AGENT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING BUYER, STERLING OR PARENT.

8.   Indemnity of Buyer, Sterling and Parent.

    The parties to this Amendment desire to amend Article 6 of the Agreement to provide for indemnification by Buyer, Sterling and Parent of breaches by Subsidiaries of Sterling. In connection therewith, Article 6 of the Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

                             ARTICLE 6

               INDEMNITY BY BUYER, STERLING AND PARENT
               ---------------------------------------

    Buyer, Sterling and Parent shall jointly and severally indemnify, save and hold Seller and its Subsidiaries together with their respective officers, directors, employees, consultants, representatives and agents and all of their respective heirs, legal representatives, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against and in respect of all claims, damages, judgments, penalties, costs, losses, expenses (including, without limitation, reasonable attorneys' fees), fines, assessments, Taxes, debts, liabilities and obligations of any nature whatsoever (collectively, the "Losses") arising from, out of or in any manner connected with or based on:


        (a)   the  Assumed Liabilities assumed by Buyer as required  by
    Section 3.01 hereunder or the liabilities assumed by any Subsidiary of Sterling under any agreement contemplated by this Agreement;

        (b)    except   for  Excluded  Liabilities,  Buyer's   or   any
    Subsidiary of Sterling's ownership, use, operation or maintenance of any of the Assets on or after the Closing Date;

        (c) subject to the limitations of Article 15, any inaccuracy in any of the representations or warranties of Buyer, Sterling or Parent contained in this Agreement or any of the Buyer Related Documents or the breach of any covenant or nonfulfillment of any agreement on the part of Buyer, Sterling or Parent under this Agreement or any of the Buyer Related Documents; and

        (d) subject to the limitations of Article 15, any inaccuracy in any of the representations or warranties of Subsidiaries of Sterling contained in any agreement relating to the transfer of the International Assets to Sterling's Subsidiaries or the breach of any covenant or nonfulfillment of any agreement on the part of any of Sterling's Subsidiaries under such agreements.

9.   Indemnity of Seller.

    The parties to this Amendment desire to amend Article 7 of the Agreement to provide for indemnification by Seller of breaches by its Subsidiaries. In connection therewith, Article 7 of the Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

                                 ARTICLE 7

                             SELLER'S INDEMNITY
                             ------------------


      Seller shall indemnify, save and hold harmless Buyer, Sterling and Parent and their respective Subsidiaries and their respective secured bank lenders together with all of their respective officers, directors, employees, consultants, representatives and agents and all of their respective heirs, legal representatives, successors and assigns (collectively, the "Buyer Indemnified Parties") from and against and in respect of all Losses incurred by any of them to the extent they arise from, out of or in any manner connected with or based on:

              (a) any liabilities, claims, losses, damages, or expenses, direct or contingent, known or unknown, of Seller or any of its Affiliates, including, without limitation, the Excluded Liabilities;

              (b)  the Excluded Assets;

              (c) Seller's obligations pursuant to Article 14 of this Agreement;

              (d) any act, omission, event, circumstance, occurrence or condition occurring or existing on or prior to the Closing Date and involving or relating to any of the Assets or Seller's or any of its Subsidiaries' related operations;

              (e) subject to the limitations of Article 15, any inaccuracy in any of the representations and warranties of Seller contained in this Agreement or any of the Seller Related Documents or the breach of any covenant or nonfulfillment of any agreement on the part of Seller under this Agreement, or any of the Seller Related Documents;

              (f)   subject  to  the  limitations of  Article  15,  any
    inaccuracy  in  any of the representations and  warranties  of  any
    Subsidiary of Seller contained in any agreement relating to the transfer of the International Assets from a Subsidiary of Seller to a Subsidiary of Parent or the breach of any covenant or nonfulfillment of any agreement on the part of any Subsidiary of Seller under any of such agreements; and

              (g)    liabilities   in   connection   with   non-transferring
    employees.

10.  Employee Benefit Matters.

    The parties to this Amendment desire to amend Sections 9.01, 9.02, 9.04, 9.06, 9.08 and 9.09 of the Agreement to provide for the transfer of employees of Subsidiaries of Seller to Buyer or Subsidiaries of Sterling. In connection therewith, Sections 9.01, 9.02, 9.04, 9.06, 9.08 and 9.09 are hereby deleted in their entirety and are hereby replaced in their entirety with the following:

              9.01  Offer  of Employment.  Seller has provided  to
        Buyer as of the date hereof a list of employees of Seller and its Subsidiaries associated with the Equipment Product Lines or any of the Assets setting forth the status of such employees and their compensation, who will be full-time, active employees on the Closing Date, including those on temporary leave for jury duty, family and short-term medical leave, vacation or annual two-week military duty. Buyer shall provide to Seller at least 10 days prior to the Closing Date a list of such employees to whom Buyer or its Affiliates or Subsidiaries of Sterling will offer employment (the "Employee List"). Seller shall use all reasonable efforts and shall cause its Subsidiaries to use all reasonable efforts (which does not include the increase in any benefits under any employee benefit program, plan or arrangement) to cause such employees to accept Buyer's or its Affiliates' or Subsidiaries of Sterling's offers of employment. Reasonable efforts for the purpose of this Article shall mean communicating the benefits to such employees and the benefits set forth in this Article to encourage their employment with Buyer, its Affiliates or Subsidiaries of Sterling. Reasonable efforts shall neither preclude the Seller or its Subsidiaries from retaining those employees who do not accept employment offers from the Buyer; nor require the Seller or its Subsidiaries to provide any payment or benefit which is not set forth in this Agreement. Prior to any employee's acceptance or rejection of an offer of employment from the Buyer, Seller or its Subsidiaries shall not provide any incentive for any employee to remain in the employment of the Seller or its Subsidiaries. Those employees who accept such offers of employment and become employees of the Buyer or its Affiliates prior to February 14, 1997 shall be referred to herein as "Transferred Employees".
        Employees listed on the Employee List who as of the Closing Date are on short term medical leave shall not be deemed Transferred Employees if they do not report for work within six (6) months of the commencement of such leave and shall remain the responsibility of Seller or its Subsidiaries.

              9.02   Service  Under  Buyer's  Plans.   Except   as
        otherwise provided in this Article 9, Transferred Employees shall not be credited for their service with Seller or its Subsidiaries for purposes of participation, eligibility and vesting under the benefit plans and programs provided by Buyer or its Affiliates.

              9.04 Pension Benefits. On the date a Transferred Employee becomes an employee of Buyer or any of its Affiliates as set forth in Section 9.01, (i) the Transferred Employee that participates in any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is maintained by Seller or its Subsidiaries (collectively, "Seller Pension Plans") shall cease to do so and (ii) such Transferred Employee shall commence participation in any "employee pension benefit plan" of Buyer or its Affiliates for individuals employed by Buyer of its Affiliates (collectively, "Buyer Pension Plans") upon the satisfaction of any eligibility requirements set forth in the Buyer Pension Plans.

              9.06 Discharge of Employee Benefits Obligations.

                   (a) Except for liabilities and claims to be assumed by Buyer under this Article 9, Seller shall discharge all liabilities to and claims of Transferred Employees or employees of Seller arising out of their employment with Seller or its Subsidiaries including, but not limited to, claims arising out of any employee benefit plan maintained by Seller or its Subsidiaries or for retiree medical benefits promised, provided or subsidized by Seller after the Closing Date (as such employee benefit plans of Seller or its Subsidiaries exist when claims are to be paid by Seller or its Subsidiaries and recognizing that such employee benefit plans of Seller or its Subsidiaries may be amended, modified or terminated).

                   (b) Except for liabilities assumed by Seller or its Subsidiaries under this Article 9, Buyer or its Affiliates shall discharge all liabilities to and claims of Transferred Employees or employees of Buyer or its Affiliates arising out of their employment with Buyer or its Affiliates including, but not limited to, any claims arising out of any employee benefit plan maintained by Buyer or its Affiliates.

              9.08 Vacation. Seller or its Subsidiaries shall discharge its liability to any Transferred Employee for vacation accrued through the date a Transferred Employee's employment with the Seller or its Subsidiaries terminates. With respect to a Transferred Employee, Buyer or its Affiliates shall credit all service recognized under Seller's or its Subsidiaries' vacation policy through a Transferred Employee's last day of employment with Seller or its Subsidiaries in the calculation of the amount of vacation a Transferred Employee has accrued under Buyer's or its Affiliate's vacation policy.

              9.09 Severance. Seller shall discharge its liability to any Transferred Employee for severance benefits accrued through the date a Transferred Employee's employment with the Seller or its Subsidiaries terminates. With respect to a Transferred Employee, Buyer or its Affiliates shall credit all service recognized under Seller's or its Subsidiaries' severance policy through a Transferred Employee's last day of employment with Seller or its Subsidiaries in the calculation of the amount of severance benefit a Transferred Employee has accrued under Buyer's or its Affiliate's severance policy or program.

11.   The parties to this Amendment desire to amend Paragraph (a) of Section
9.03 of the Agreement to provide for the transfer of employees of Subsidiaries of Seller to Buyer or Subsidiaries of Sterling. In connection therewith, Paragraph (a) of Section 9.03 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

                   (a)  On the date a Transferred Employee becomes
        an employee of the Buyer or any of its Affiliates as set forth in Section 9.01, (i) the Transferred Employee and his or her dependents that participate in any other "employee welfare benefit plan" (as defined by Section
        3(1) of ERISA) that is maintained by Seller or its Subsidiaries (collectively, the "Seller Welfare Plans") shall cease to do so and (ii) except as otherwise provided in Sections 9.03(c), 9.08 and 9.09, such Transferred Employee and dependents shall commence participation in any "employee welfare benefit plan" (as defined by Section 3(1) of ERISA) maintained by Buyer or its Affiliates for individuals employed by Buyer or its Affiliates (collectively, the "Buyer Welfare Plans") upon the satisfaction of any eligibility requirements as set forth in the Buyer Welfare Plan.

12.  Deliveries at Closing.

    The parties to this Amendment desire to amend Section 11.02 of the Agreement. In connection therewith, Section 11.02 is hereby amended by adding Subsection (f) thereto:

              (f) execute and deliver all agreements necessary or advisable to transfer the International Assets from Seller's Subsidiaries to Sterling, Buyer or Sterling's Subsidiaries, as the case may be.

13.  Seller Deliveries at Closing.

    The parties to this Amendment desire to amend Section 11.03 of the Agreement. In connection therewith, Section 12.03 is hereby amended by adding Subsection (d) thereto:

              (d) execute and deliver all agreements necessary or advisable to transfer the International Assets from Seller's Subsidiaries to Sterling, Buyer or Sterling's Subsidiaries, as the case may be.

14.  Conditions to Closing.

    The parties to this Amendment desire to amend Section 12.02 (k) of the Agreement. In connection therewith, Section 12.02(k) is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

              (k) The Parties shall be reasonably satisfied with respect to all documents and arrangements relating to the transfer of any International Assets and the employment by Sterling's Subsidiaries of any employees of Seller's Subsidiaries located outside the United States;

15.  Buyer Debt.

    The parties to this Amendment desire to amend Section 13.06 of the Agreement to provide for an increase in Buyer's debt limitations. In connection therewith, Section 13.06 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

        13.06Buyer Debt. After the Closing and for so long as Seller owns any equity interest in the Buyer, Buyer shall not incur any debt for borrowed money other than (i) pursuant to a working capital line of credit in an amount up to $40,000,000, which shall contain reasonable and customary terms and conditions, may be secured by Buyer's accounts receivable and inventory, shall provide for borrowings, repayments and reborrowings from time to time as required in connection with the operation of Buyer's business and shall be provided by a financial institution or an Affiliate of Buyer, (ii) other loans or credit facilities to be provided by Affiliates of Buyer in the discretion of such Affiliates and Buyer, which shall be repaid on a pari passu basis with cash payments on the Buyer Preferred Stock and (iii) other loans and credit facilities satisfactory to Buyer and Seller. To the extent Buyer's working capital needs exceed $70,000,000, the Parties agree to meet and discuss in good faith possible modifications to the foregoing limitations.

16.  Confidentiality.

    The  parties  to  this Amendment desire to amend Section  13.07  of  the
Agreement to provide for the protection of Confidential Material by the Parties and Affiliates and Subsidiaries of the Parties. In connection therewith, Section 13.07 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

    13.07     Confidentiality.

        (a)    In   addition  to  any  obligations  of  confidentiality
    pursuant to other agreements between the Parties or their Affiliates, without the prior written consent of the other Party, each Party shall and shall cause its Subsidiaries to hold in confidence and not disclose to any third party (i) any confidential information received by it from the other Party or its
    Subsidiaries, and (ii) the specific terms, conditions and information contained in this Agreement, any of the Related Documents and any other documents contemplated in this Agreement (collectively, "Confidential Material").

        (b) Each Party agrees that it shall and shall cause its Subsidiaries to use the Confidential Material only for the purposes of carrying out the transactions contemplated by this Agreement, the Related Documents and any other documents contemplated in this Agreement.
        (c) For the purposes of this Agreement, Confidential Material shall not include information:

              (i) that is or becomes part of the public domain or is otherwise generally available to the public other than through breach of this Agreement, the Related Documents or any documents contemplated in this Agreement or through the fault of the receiving Party or its Subsidiaries;

              (ii) that is or becomes available to another Party or its Subsidiaries, from an unaffiliated source, which source has no obligation of secrecy to the Parties or their Subsidiaries;

              (iii) that is disclosed (a) in any SEC filing; or (b) that is required to be disclosed by law or governmental regulation or order or upon the advice of counsel, provided that the Party or its Subsidiary disclosing such information shall give the other Parties to this Agreement reasonable advance notice of such disclosure; or

              (iv)  that the Parties mutually agree in writing to disclose.

        (d) The foregoing obligation of confidentiality shall be effective from the date of this Agreement and continuing for a period of six (6) years following the termination of the last to terminate of this Agreement or the Related Documents.

        (e) The Parties agree that in the event of any breach by any Party or any Party's Subsidiaries of any of the provisions of this
    Section 8.01, money damages would be inadequate and that the non-breaching Party would have no adequate remedy at law. Accordingly, notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the Parties shall have the right, in addition to any other rights and the obligations under this
    Section 8.01, to seek an adequate remedy for such breach, not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 8.01.

17.  Entire Agreement.

      The parties to this Amendment desire to amend Section 17.11 of the Agreement to provide for the inclusion of the Subsidiaries of the Parties. In connection therewith, Section 17.11 is hereby deleted in its entirety and is hereby replaced in its entirety with the following:

        17.11Entire Agreement. This Agreement, the Related Documents and all other agreements contemplated in this Agreement constitute the full understanding of the Parties, a complete allocation of risks between the Parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and thereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto. Except as otherwise specifically provided in this Agreement, in the Related Documents or in any other agreements contemplated in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless made in accordance with Section 17.03 of this Agreement.

18.  Revised Schedules.

    In connection with each of the foregoing amendments, Schedules 2.01(a), 2.01(b), 2.01(d) and 2.01(e) are hereby deleted in their entirety and replaced in their entirety with corresponding Schedules attached to this Amendment as Exhibit A, Schedule 1.29 is hereby deleted in its entirety and Schedules 1.29(a) and 1.29(b), 2.03(a), 2.03(b), 2.03(d) and 2.03(e) are
hereby added to the Agreement.

19.  Miscellaneous.

    The provisions of Article 17 (other than Section 17.11 of the Agreement which is amended above) of the Agreement shall control in this Amendment and are hereby incorporated into this Amendment in their entirety except that the word "Agreement" as used in Article 17 shall be construed to mean the Agreement as amended by this Amendment where appropriate.

        The Parties hereto have caused this Amendment to be executed as of the date and year first above written.

                        POLAROID CORPORATION


                        By: /s/ William J. O'Neill, Jr.
                            ---------------------------------
                        Name:   William J. O'Neill, Jr.
                             --------------------------------
                        Title:  Executive Vice President and
                                Chief Executive Officer
                             --------------------------------


                        STERLING DIAGNOSTIC IMAGING, INC.



                        By: /s/ Patrick D. de Maynadier
                           ----------------------------------
                        Name: Patrick D. de Maynadier
                             --------------------------------
                        Title: Senior Vice President
                              -------------------------------


                        SDI HOLDING CORP.


                        By: /s/ Patrick D. de Maynadier
                           ----------------------------------
                        Name: Patrick D. de Maynadier
                             --------------------------------
                        Title: Senior Vice President
                              -------------------------------



                        STERLING DRY IMAGING SYSTEMS, INC.


                        By: /s/ Patrick D. de Maynadier
                           ----------------------------------
                        Name: Patrick D. de Maynadier
                             --------------------------------
                        Title: Senior Vice President
                              -------------------------------